Equity Residential

# Fourth Quarter 2019

## Earnings Release & Supplemental Information

SAXTONSEATTLE.com

LANE

FEATURED COMMUNITIES (CLOCKWISE):
Saxton – Seattle, WA | Acquired November 2019
The Dalton – Alexandria, VA | Acquired December 2019 | LEED Certified
Lane – Seattle, WA | Acquired December 2019

**Investor Relations**
Marty McKenna
(312) 474-1300
investorrelations@eqr.com

Fourth Quarter 2019 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

January 28, 2020

Equity Residential Reports Full Year 2019 Results

Provides Outlook for 2020

Chicago, IL – January 28, 2020 - Equity Residential (NYSE: EQR) today reported results for the quarter and year ended December 31, 2019.  All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended December 31,
	2019	2018	$ Change	% Change
Earnings Per Share (EPS)	$0.77	$0.31	$0.46	148.4%
Funds from Operations (FFO) per share	$0.86	$0.84	$0.02	2.4%
Normalized FFO per share	$0.91	$0.84	$0.07	8.3%

	Year Ended December 31,
	2019	2018	$ Change	% Change
Earnings Per Share (EPS)	$2.60	$1.77	$0.83	46.9%
Funds from Operations (FFO) per share	$3.39	$3.14	$0.25	8.0%
Normalized FFO per share	$3.49	$3.25	$0.24	7.4%

“Equity Residential had a very good 2019.  Strong demand and record resident satisfaction and retention drove same store revenue growth to the high end of our original expectations.  Also, Normalized FFO grew by a healthy 7.4%, which was above our expectations.  Thanks to the entire Equity Residential team for all they did to accomplish this,” said Mark J. Parrell, Equity Residential’s President and CEO.  “We expect a consistently growing economy in 2020 to create steady demand to absorb the continuing elevated levels of new supply that will be delivered in most of our markets.  This, combined with the impact of the new rent control regulations in California and New York, leads us to anticipate same store revenue growth slightly below our 2019 result.”

Company Highlights

•

Produced same store revenue growth of 3.2% for the fourth quarter of 2019, with Physical Occupancy of 96.1% and Renewal Rate Achieved growth of 4.8%. For the full year 2019, produced same store revenue growth of 3.2% with Physical Occupancy of 96.4% and Renewal Rate Achieved growth of 4.9%.

•	Produced Normalized FFO per share growth of 8.3% for the fourth quarter of 2019 and 7.4% for the full year 2019.

•	During the fourth quarter of 2019, acquired three apartment properties, totaling 812 apartment units, for an aggregate purchase price of approximately $370.1 million.

•	Planned annualized increase of 6.2% in its 2020 common share dividend.

•

Continued to enhance its operating platform in 2019, including roll-outs of self-guided tours, application of artificial intelligence to leasing and installation of smart home technology at selected properties, and it plans a significant acceleration of these activities in 2020.

•

Enhanced its balance sheet, liquidity and financial flexibility to support its business objectives and growth through increasing the size of its revolving credit facility to $2.5 billion from $2.0 billion and increasing the maximum size of its unsecured commercial paper program from $500.0 million to $1.0 billion.

Results Per Share

The change in EPS for both the quarter and year ended December 31, 2019 compared to the same periods of 2018, are due primarily to higher property and unconsolidated sale gains in the fourth quarter and/or full year of 2019, the various adjustment items listed on page 25 of this release and the items described below.

The per share changes in FFO for both the quarter and year ended December 31, 2019 compared to the same periods of 2018, are due primarily to the various adjustment items listed on page 25 of this release and the items described below.

The per share changes in Normalized FFO are due primarily to:

	Positive/(Negative) Impact
	Fourth Quarter 2019 vs. Fourth Quarter 2018	Full Year 2019 vs. Full Year 2018
Same Store NOI	$0.04	$0.13
Lease-Up NOI and other non-same store NOI	0.01	0.07
2019 and 2018 transaction activity impact on NOI	0.02	0.05
Interest expense	0.01	0.02
Other items	(0.01)	(0.03)
Net	$0.07	$0.24

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 27 through 32 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7, 29 and 30 of this release and the Company has included guidance for 2020 Normalized FFO per share on page 26 and 2020 FFO per share and 2020 EPS on page 30 of this release.

Same Store Results

The following table shows the increases in same store results for the fourth quarter 2019 to fourth quarter 2018 comparison, which includes 75,816 apartment units, and for the year ended December 31, 2019 to year ended December 31, 2018 comparison, which includes 71,830 apartment units. The Company’s Physical Occupancy was 96.1% compared to 96.2% for the fourth quarter of 2019 and 2018, respectively, and 96.4% compared to 96.2% for the full years 2019 and 2018, respectively.

	Fourth Quarter 2019 vs. Fourth Quarter 2018	Full Year 2019 vs. Full Year 2018
Revenues	3.2%	3.2%
Expenses	3.0%	3.7%
NOI	3.2%	3.0%

Operating Initiatives

In 2020, the Company will accelerate the deployment of the following initiatives aimed at delighting our customers, improving the efficiency of our operating platform and providing enhanced career opportunities for our employees:

•

Smart Home Technology: The installation of smart home technology in an additional 10,000 apartment units at a cost of approximately $1,000 per unit (included in the Company’s capital expenditures guidance on page 26). The Company expects to receive a rent premium of approximately $30 per month per apartment unit;

•

Sales-Focused Improvements: Full deployment of an AI-enabled sales tool, self-guided tours and a new mobile customer relationship management platform, resulting in efficiencies across the sales function; and

•	Service Enhancements: Full deployment of service mobility, creating efficiencies in the service function by driving improved service personnel utilization and enhanced outsourcing decision quality.

The Company expects the impact of these initiatives to deliver approximately $15 million in annual NOI improvements once fully deployed with approximately $5 million of that NOI benefit expected in 2020.  These early stage initiatives provide a foundation upon which the Company will build in 2021 and beyond.

Investment Activity

The Company acquired three apartment properties during the fourth quarter of 2019, totaling 812 apartment units, for an aggregate purchase price of approximately $370.1 million at a weighted average Acquisition Capitalization Rate of 4.8%. Two of the properties are located in Seattle and the other in suburban Washington, D.C.

The Company sold two properties during the fourth quarter of 2019, totaling 1,159 apartment units, for an aggregate sale price of approximately $374.0 million at a weighted average Disposition Yield of 4.8%, generating an Unlevered IRR of 7.6%. The properties are located in suburban Washington, D.C.

During 2019, the Company acquired 13 properties, totaling 3,540 apartment units, for an aggregate purchase price of approximately $1.49 billion at a weighted average Acquisition Capitalization Rate of 4.7%.

During 2019, the Company sold 11 wholly-owned properties, totaling 2,361 apartment units, for an aggregate sale price of approximately $1.08 billion at a weighted average Disposition Yield of 4.6%, generating an Unlevered IRR of 7.8%. During 2019, the Company also sold two unconsolidated properties, totaling 945 apartment units, for an aggregate sale price of approximately $394.5 million at a weighted average Disposition Yield of 4.7%, received net proceeds of approximately $78.3 million and recognized a GAAP gain on sale of approximately $69.5 million from these sales.

Capital Markets Activity

On November 1, 2019, the Company’s operating partnership entered into a $2.5 billion multi-currency revolving credit facility, replacing its existing $2.0 billion credit agreement.  The new facility matures on November 1, 2024, and can be extended or increased, subject to lender consent and customary conditions.  The interest rate and facility fees are based on the operating partnership’s long-term unsecured credit ratings.

In addition, the operating partnership increased the maximum size for its unsecured commercial paper note program from $500.0 million to $1.0 billion.  The notes will be sold under customary terms in the United States commercial paper note market and will rank pari passu with all of the other unsecured senior indebtedness of the operating partnership.

On December 6, 2019, the Company redeemed $600.0 million in 4.75% unsecured notes originally due to mature on July 15, 2020.  In conjunction with the redemption, the Company incurred approximately $11.6 million in debt extinguishment costs, of which $10.3 million represented cash prepayment penalties and $1.3 million represented non-cash write-offs of unamortized debt discounts and deferred financing costs, all of which are not included in Normalized FFO.   The Company's strong liquidity profile as a result of the credit facility and commercial paper program activity discussed above allowed for this early redemption.

2020 Common Share Dividend

The Company expects to declare a common share dividend of $0.6025 per share for the first quarter of 2020, which is an annualized increase of approximately 6.2% over the 2019 dividend. This increase is driven by the Company’s continued strong cash flow performance, solid balance sheet and modest payout ratio. The first quarter dividend and all future dividends remain subject to the discretion of the Company’s Board of Trustees.

First Quarter 2020 Guidance

The Company has established guidance ranges for the first quarter of 2020 EPS, FFO per share and Normalized FFO per share as listed below:

Q1 2020 Guidance
EPS	$0.98 to $1.02
FFO per share	$0.83 to $0.87
Normalized FFO per share	$0.84 to $0.88

The difference between the fourth quarter 2019 actual EPS of $0.77 and the first quarter 2020 EPS guidance midpoint of $1.00 is due primarily to higher expected property sale gains, lower expected debt extinguishment costs and the items described below.

The difference between the fourth quarter 2019 actual FFO of $0.86 per share and the first quarter 2020 FFO guidance midpoint of $0.85 per share is due primarily to lower expected debt extinguishment costs and the items described below.

The difference between the fourth quarter 2019 actual Normalized FFO of $0.91 per share and the first quarter 2020 Normalized FFO guidance midpoint of $0.86 per share is due primarily to:

Positive/(Negative) Impact
First Quarter 2020 vs. Fourth Quarter 2019
Same Store NOI	$(0.02)
2020 and 2019 transaction activity impact on NOI	(0.01)
Interest expense	0.01
Corporate overhead	(0.02)
Other items	(0.01)
Net	$(0.05)

Full Year 2020 Guidance

The Company has provided guidance for its full year 2020 same store operating performance, EPS, FFO per share, Normalized FFO per share, transactions and debt offerings as listed below:

Same Store:
Physical Occupancy	96.4%
Revenue change	2.3% to 3.3%
Expense change	3.0% to 4.0%
NOI change	1.5% to 3.5%

EPS	$2.64 to $2.74
FFO per share	$3.57 to $3.67
Normalized FFO per share	$3.59 to $3.69

Transactions:
Consolidated rental acquisitions	$1.25 billion
Consolidated rental dispositions	$1.0 billion
Transaction Accretion (Dilution)	(25 basis points)

Debt Offerings	$600.0 million to $1.0 billion

The difference between the Company’s full year 2019 actual EPS of $2.60 and the full year 2020 EPS guidance midpoint of $2.69 is due primarily to lower expected property sale gains, lower expected debt extinguishment costs, lower expected depreciation expense and the items described below.

The difference between the Company’s full year 2019 actual FFO of $3.39 per share and the full year 2020 FFO guidance midpoint of $3.62 per share is due primarily to lower expected debt extinguishment costs and the items described below.

The difference between the Company’s full year 2019 actual Normalized FFO of $3.49 per share and the full year 2020 Normalized FFO guidance midpoint of $3.64 per share is due primarily to:

Positive/(Negative) Impact
Full Year 2020 vs. Full Year 2019
Same Store NOI	$0.11
Lease-Up NOI	0.01
Interest expense	0.07
Corporate overhead	(0.01)
Other items	(0.03)
Net	$0.15

About Equity Residential

Equity Residential is committed to creating communities where people thrive.  The Company, a member of the S&P 500, is focused on the acquisition, development and management of rental apartment properties located in urban and high-density suburban communities where today’s renters want to live, work and play.  Equity Residential owns or has investments in 309 properties consisting of 79,962 apartment units, primarily located in Boston, New York, Washington, D.C., Seattle, San Francisco, Southern California and Denver.  For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws.  These statements are based on current expectations, estimates, projections and assumptions made by management.  While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation.  Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com.  Many of these uncertainties and risks are difficult to predict and beyond management’s control.  Forward-looking statements are not guarantees of future performance, results or events.  Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, January 29, 2020 at 10:00 a.m. CT.  Please visit the Investor section of the Company’s web site at www.equityapartments.com for the link.  A replay of the web cast will be available for two weeks at this site.

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2019	2018	2019	2018
REVENUES
Rental income	$2,700,691	$2,577,681	$683,895	$652,553
Fee and asset management	384	753	24	190
Total revenues	2,701,075	2,578,434	683,919	652,743

EXPENSES
Property and maintenance	446,845	429,335	108,348	106,848
Real estate taxes and insurance	366,139	357,814	95,705	89,030
Property management	95,344	92,485	22,639	23,310
General and administrative	52,757	53,813	11,630	12,393
Depreciation	831,083	785,725	214,882	201,856
Total expenses	1,792,168	1,719,172	453,204	433,437

Net gain (loss) on sales of real estate properties	447,637	256,810	178,237	(24)
Impairment	—	(702)	—	—

Operating income	1,356,544	1,115,370	408,952	219,282

Interest and other income	2,817	15,317	596	457
Other expenses	(18,177)	(17,267)	(6,972)	(2,396)
Interest:
Expense incurred, net	(390,076)	(413,360)	(100,300)	(91,906)
Amortization of deferred financing costs	(11,670)	(11,310)	(3,006)	(2,256)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	939,438	688,750	299,270	123,181
Income and other tax (expense) benefit	2,281	(878)	3,030	(111)
Income (loss) from investments in unconsolidated entities	65,945	(3,667)	(961)	(674)
Net gain (loss) on sales of land parcels	2,044	987	(33)	(8)
Net income	1,009,708	685,192	301,306	122,388
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(36,034)	(24,939)	(10,695)	(4,422)
Partially Owned Properties	(3,297)	(2,718)	(847)	(779)
Net income attributable to controlling interests	970,377	657,535	289,764	117,187
Preferred distributions	(3,090)	(3,090)	(772)	(772)
Net income available to Common Shares	$967,287	$654,445	$288,992	$116,415

Earnings per share – basic:
Net income available to Common Shares	$2.61	$1.78	$0.78	$0.32
Weighted average Common Shares outstanding	370,461	368,052	371,155	368,445

Earnings per share – diluted:
Net income available to Common Shares	$2.60	$1.77	$0.77	$0.31
Weighted average Common Shares outstanding	386,333	383,695	387,143	384,296

Distributions declared per Common Share outstanding	$2.27	$2.16	$0.5675	$0.54

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share data)

(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2019	2018	2019	2018
Net income	$1,009,708	$685,192	$301,306	$122,388
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(3,297)	(2,718)	(847)	(779)
Preferred distributions	(3,090)	(3,090)	(772)	(772)
Net income available to Common Shares and Units	1,003,321	679,384	299,687	120,837

Adjustments:
Depreciation	831,083	785,725	214,882	201,856
Depreciation – Non-real estate additions	(5,585)	(4,561)	(1,350)	(1,164)
Depreciation – Partially Owned Properties	(3,599)	(3,740)	(899)	(903)
Depreciation – Unconsolidated Properties	2,997	4,451	612	1,004
Net (gain) loss on sales of unconsolidated entities - operating assets	(69,522)	—	—	—
Net (gain) loss on sales of real estate properties	(447,637)	(256,810)	(178,237)	24
Noncontrolling Interests share of gain (loss) on sales of real estate properties	—	(284)	—	—
Impairment – operating assets	—	702	—	—
FFO available to Common Shares and Units	1,311,058	1,204,867	334,695	321,654

Adjustments (see note for additional detail):
Impairment – non-operating assets	—	—	—	—
Write-off of pursuit costs	5,529	4,450	1,431	1,325
Debt extinguishment and preferred share redemption (gains) losses	23,991	41,335	12,184	193
Non-operating asset (gains) losses	(940)	(161)	260	94
Other miscellaneous items	8,430	(1,781)	1,891	827
Normalized FFO available to Common Shares and Units	$1,348,068	$1,248,710	$350,461	$324,093

FFO	$1,314,148	$1,207,957	$335,467	$322,426
Preferred distributions	(3,090)	(3,090)	(772)	(772)
FFO available to Common Shares and Units	$1,311,058	$1,204,867	$334,695	$321,654
FFO per share and Unit – basic	$3.42	$3.16	$0.87	$0.84
FFO per share and Unit – diluted	$3.39	$3.14	$0.86	$0.84

Normalized FFO	$1,351,158	$1,251,800	$351,233	$324,865
Preferred distributions	(3,090)	(3,090)	(772)	(772)
Normalized FFO available to Common Shares and Units	$1,348,068	$1,248,710	$350,461	$324,093
Normalized FFO per share and Unit – basic	$3.52	$3.28	$0.91	$0.85
Normalized FFO per share and Unit – diluted	$3.49	$3.25	$0.91	$0.84

Weighted average Common Shares and Units outstanding – basic	383,368	380,921	384,039	381,306
Weighted average Common Shares and Units outstanding – diluted	386,333	383,695	387,143	384,296

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	December 31,	December 31,
	2019	2018
ASSETS
Land	$5,936,188	$5,875,803
Depreciable property	21,319,101	20,435,901
Projects under development	181,630	109,409
Land held for development	96,688	89,909
Investment in real estate	27,533,607	26,511,022
Accumulated depreciation	(7,276,786)	(6,696,281)
Investment in real estate, net	20,256,821	19,814,741
Investments in unconsolidated entities	52,238	58,349
Cash and cash equivalents	45,753	47,442
Restricted deposits	71,246	68,871
Right-of-use assets	512,774	—
Other assets	233,937	404,806
Total assets	$21,172,769	$20,394,209

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$1,941,610	$2,385,470
Notes, net	6,077,513	5,933,286
Line of credit and commercial paper	1,017,833	499,183
Accounts payable and accrued expenses	94,350	102,471
Accrued interest payable	66,852	62,622
Lease liabilities	331,334	—
Other liabilities	346,963	358,563
Security deposits	70,062	67,258
Distributions payable	218,326	206,601
Total liabilities	10,164,843	9,615,454

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	463,400	379,106
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of December 31, 2019 and December 31, 2018	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 371,670,884 shares issued and outstanding as of December 31, 2019 and 369,405,161 shares issued and outstanding as of December 31, 2018	3,717	3,694
Paid in capital	8,965,577	8,935,453
Retained earnings	1,386,495	1,261,763
Accumulated other comprehensive income (loss)	(77,563)	(64,986)
Total shareholders’ equity	10,315,506	10,173,204
Noncontrolling Interests:
Operating Partnership	227,837	228,738
Partially Owned Properties	1,183	(2,293)
Total Noncontrolling Interests	229,020	226,445
Total equity	10,544,526	10,399,649
Total liabilities and equity	$21,172,769	$20,394,209

Equity Residential Portfolio Summary As of December 31, 2019

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate

Los Angeles	72	16,603	18.7%	$2,634
Orange County	13	4,028	4.3%	2,271
San Diego	12	3,385	3.8%	2,437
Subtotal – Southern California	97	24,016	26.8%	2,545

San Francisco	51	13,606	20.6%	3,320
Washington DC	48	15,248	16.2%	2,466
New York	37	9,606	14.4%	3,937
Seattle	45	9,296	10.7%	2,459
Boston	25	6,430	9.9%	3,179
Denver	5	1,624	1.4%	2,053
Other Markets	1	136	—%	1,323

Total	309	79,962	100.0%	$2,858

	Properties	Apartment Units

Wholly Owned Properties	291	76,265
Master-Leased Properties – Consolidated	1	162
Partially Owned Properties – Consolidated	17	3,535

	309	79,962

Note:  Projects under development are not included in the Portfolio Summary until construction has been completed.

4th Quarter 2019 Earnings Release	9

Equity Residential

Portfolio Rollforward Q4 2019

($ in thousands)

		Properties	Apartment Units	Purchase Price	Acquisition Cap Rate

	9/30/2019	308	80,299

Acquisitions:
Consolidated:
Rental Properties		1	270	$117,750	4.4%
Rental Properties – Not Stabilized (A)		2	542	$252,359	5.0%

				Sales Price	Disposition Yield

Dispositions:
Consolidated Rental Properties		(2)	(1,159)	$(374,000)	(4.8%)
Land Parcels		—	—	$(200)

Configuration Changes		—	10

	12/31/2019	309	79,962

Portfolio Rollforward 2019

($ in thousands)

		Properties	Apartment Units	Purchase Price	Acquisition Cap Rate

	12/31/2018	307	79,482

Acquisitions:
Consolidated:
Rental Properties		9	2,412	$1,039,830	4.6%
Rental Properties – Not Stabilized (A)		4	1,128	$454,859	4.9%
Land Parcels		—	—	$19,832

				Sales Price	Disposition Yield

Dispositions:
Consolidated:
Rental Properties		(11)	(2,361)	$(1,080,675)	(4.6%)
Land Parcels		—	—	$(2,100)
Unconsolidated:
Rental Properties (B)		(2)	(945)	$(394,500)	(4.7%)

Completed Developments – Consolidated		2	221
Configuration Changes		—	25

	12/31/2019	309	79,962

(A)

The Company acquired four properties during the year ended December 31, 2019, including two properties in the Seattle market in the fourth quarter of 2019, all of which are in the final stages of completing lease-up and are expected to stabilize in the second year of ownership at the Acquisition Cap Rates listed above.

(B)

The Company owned a 20% interest in unconsolidated rental properties located in San Jose, CA and South Florida.  Sales price listed is the gross sales price.  The Company received net sales proceeds of approximately $78.3 million and recognized a GAAP gain on sale of approximately $69.5 million.

4th Quarter 2019 Earnings Release	10

Equity Residential

Fourth Quarter 2019 vs. Fourth Quarter 2018

Same Store Results/Statistics for 75,816 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Q4 2019	$652,391	$193,494	$458,897	$2,875	96.1%	10.6%
Q4 2018	$632,463	$187,924	$444,539	$2,789	96.2%	10.8%

Change	$19,928	$5,570	$14,358	$86	(0.1%)	(0.2%)

Change	3.2%	3.0%	3.2%	3.1%

Fourth Quarter 2019 vs. Third Quarter 2019

Same Store Results/Statistics for 77,148 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Q4 2019	$662,071	$196,300	$465,771	$2,869	96.1%	10.6%
Q3 2019	$665,043	$200,708	$464,335	$2,868	96.5%	16.1%

Change	$(2,972)	$(4,408)	$1,436	$1	(0.4%)	(5.5%)

Change	(0.4%)	(2.2%)	0.3%	0.0%

2019 vs. 2018

Same Store Results/Statistics for 71,830 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

2019	$2,453,259	$734,553	$1,718,706	$2,843	96.4%	49.5%
2018	$2,377,066	$708,616	$1,668,450	$2,762	96.2%	51.4%

Change	$76,193	$25,937	$50,256	$81	0.2%	(1.9%)

Change	3.2%	3.7%	3.0%	2.9%

Note:  See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for reconciliations from operating income.

4th Quarter 2019 Earnings Release	11

Equity Residential Fourth Quarter 2019 vs. Fourth Quarter 2018 Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q4 2019 % of Actual NOI	Q4 2019 Average Rental Rate	Q4 2019 Weighted Average Physical Occupancy %	Q4 2019 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,968	18.8%	$2,631	96.0%	11.9%	2.7%	0.8%	3.5%	3.1%	(0.3%)	(0.9%)
Orange County	4,028	4.5%	2,271	96.6%	10.4%	3.8%	(3.5%)	6.0%	3.1%	0.4%	(0.1%)
San Diego	3,385	3.9%	2,437	96.4%	12.9%	2.7%	1.1%	3.2%	2.6%	0.1%	(0.9%)
Subtotal – Southern California	23,381	27.2%	2,540	96.1%	11.8%	2.9%	0.3%	3.9%	3.0%	(0.1%)	(0.7%)

San Francisco	13,082	20.9%	3,324	95.2%	12.1%	3.4%	4.5%	3.1%	3.6%	(0.4%)	0.9%
Washington DC	14,228	15.8%	2,473	96.5%	9.4%	2.4%	3.5%	1.9%	2.6%	0.1%	(0.7%)
New York (1)	9,475	15.0%	3,941	96.5%	7.3%	1.8%	3.3%	0.8%	2.3%	(0.1%)	(0.3%)
Boston	6,346	10.2%	3,178	96.1%	9.4%	4.8%	3.0%	5.6%	3.9%	0.1%	0.0%
Seattle (2)	8,442	10.1%	2,455	96.4%	11.1%	5.6%	6.5%	5.2%	3.9%	0.4%	(0.2%)
Other Markets	862	0.8%	1,979	96.0%	13.9%	2.3%	(4.6%)	5.1%	1.7%	1.6%	1.1%

Total	75,816	100.0%	$2,875	96.1%	10.6%	3.2%	3.0%	3.2%	3.1%	(0.1%)	(0.2%)

(1)	Quarter over quarter same store revenues in New York were negatively impacted by non-residential related income. Residential-only same store revenues in New York increased 2.2% quarter over quarter.

(2)	Quarter over quarter same store revenues in Seattle were positively impacted by non-residential related income. Residential-only same store revenues in Seattle increased 4.5% quarter over quarter.

4th Quarter 2019 Earnings Release	12

Equity Residential Fourth Quarter 2019 vs. Third Quarter 2019 Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q4 2019 % of Actual NOI	Q4 2019 Average Rental Rate	Q4 2019 Weighted Average Physical Occupancy %	Q4 2019 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,968	18.5%	$2,631	96.0%	11.9%	(0.6%)	(3.3%)	0.6%	0.3%	(0.6%)	(4.8%)
Orange County	4,028	4.5%	2,271	96.6%	10.4%	(0.3%)	(8.7%)	2.4%	(0.2%)	0.0%	(6.9%)
San Diego	3,385	3.8%	2,437	96.4%	12.9%	(0.5%)	(5.3%)	1.3%	0.0%	(0.2%)	(5.6%)
Subtotal – Southern California	23,381	26.8%	2,540	96.1%	11.8%	(0.5%)	(4.3%)	1.0%	0.1%	(0.5%)	(5.3%)

San Francisco	13,469	20.9%	3,310	95.2%	12.2%	(0.6%)	(1.7%)	(0.3%)	0.0%	(0.5%)	(4.0%)
Washington DC	14,594	15.9%	2,463	96.4%	9.6%	(0.5%)	(3.4%)	0.8%	(0.1%)	(0.2%)	(6.7%)
New York (1)	9,606	15.0%	3,937	96.4%	7.3%	(1.1%)	(2.0%)	(0.5%)	(0.2%)	(0.5%)	(6.0%)
Seattle	8,616	10.2%	2,454	96.4%	11.1%	0.2%	3.2%	(0.8%)	0.5%	(0.1%)	(4.0%)
Boston	6,346	10.1%	3,178	96.1%	9.4%	0.9%	(0.7%)	1.5%	0.3%	(0.3%)	(7.0%)
Other Markets	1,136	1.1%	2,056	95.3%	14.4%	(2.4%)	(4.8%)	(1.5%)	(1.5%)	(0.8%)	(5.8%)

Total	77,148	100.0%	$2,869	96.1%	10.6%	(0.4%)	(2.2%)	0.3%	0.0%	(0.4%)	(5.5%)

(1)	Sequential same store revenues in New York were negatively impacted by non-residential related income. Residential-only same store revenues in New York decreased 0.6% sequentially.

4th Quarter 2019 Earnings Release	13

Equity Residential 2019 vs. 2018 Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	2019 % of Actual NOI	2019 Average Rental Rate	2019 Weighted Average Physical Occupancy %	2019 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,371	19.3%	$2,612	96.3%	54.2%	3.7%	5.1%	3.2%	3.7%	0.1%	(3.1%)
Orange County	4,028	4.7%	2,249	96.5%	51.8%	3.8%	(0.2%)	5.1%	3.4%	0.4%	(0.8%)
San Diego	3,385	4.1%	2,410	96.5%	57.8%	3.3%	2.5%	3.6%	3.2%	0.2%	(2.7%)
Subtotal – Southern California	22,784	28.1%	2,518	96.4%	54.3%	3.7%	4.0%	3.6%	3.6%	0.2%	(2.6%)

San Francisco	12,633	21.2%	3,254	95.9%	51.2%	3.7%	3.3%	3.8%	3.7%	(0.1%)	0.0%
Washington DC	14,228	16.7%	2,454	96.6%	46.2%	2.3%	1.9%	2.5%	2.1%	0.3%	(3.5%)
New York	9,235	15.5%	3,924	96.7%	38.7%	2.3%	6.0%	(0.1%)	2.1%	0.1%	0.1%
Boston	5,714	9.6%	3,109	96.2%	47.0%	4.0%	2.9%	4.4%	3.3%	0.2%	(1.8%)
Seattle	7,100	8.8%	2,349	96.5%	53.3%	3.4%	0.3%	4.6%	2.2%	0.7%	(3.4%)
Other Markets	136	0.1%	1,295	98.7%	56.6%	7.9%	8.5%	7.6%	7.6%	0.2%	4.4%

Total	71,830	100.0%	$2,843	96.4%	49.5%	3.2%	3.7%	3.0%	2.9%	0.2%	(1.9%)

4th Quarter 2019 Earnings Release	14

Equity Residential Same Store Lease Pricing Statistics by Market For 71,830 Same Store Apartment Units

	New Lease Change (1)		Renewal Rate Achieved (1)
Markets/Metro Areas	2019	2018	2019	2018

Los Angeles (2)	(0.4%)	1.2%	5.2%	6.1%
Orange County	0.1%	(0.2%)	5.7%	5.7%
San Diego	(0.1%)	1.6%	5.5%	6.1%
Subtotal – Southern California	(0.3%)	1.1%	5.3%	6.0%

San Francisco	0.3%	0.8%	5.1%	5.0%
Washington DC	0.6%	(1.8%)	4.7%	4.4%
New York	0.5%	(1.5%)	3.9%	3.4%
Boston	0.1%	(0.6%)	5.3%	4.9%
Seattle	1.3%	(2.2%)	6.0%	5.8%

Total	0.3%	(0.2%)	4.9%	4.9%

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions.

(2)

The Company’s 2019 New Lease Change in Los Angeles was negatively impacted by temporary governmental restrictions put in place in connection with the wildfire emergency.  These restrictions affected the Company’s ability to offer premium short-term leases in this market.

4th Quarter 2019 Earnings Release	15

Equity Residential

Fourth Quarter 2019 vs. Fourth Quarter 2018

Same Store Operating Expenses for 75,816 Same Store Apartment Units

$ in thousands

	Actual Q4 2019	Actual Q4 2018	$ Change (1)	% Change	% of Actual Q4 2019 Operating Expenses

Real estate taxes	$85,010	$79,920	$5,090	6.4%	43.9%
On-site payroll	38,925	41,844	(2,919)	(7.0%)	20.1%
Utilities	26,585	25,108	1,477	5.9%	13.8%
Repairs and maintenance	23,553	23,405	148	0.6%	12.2%
Insurance	5,487	5,004	483	9.7%	2.8%
Leasing and advertising	2,749	2,784	(35)	(1.3%)	1.4%
Other on-site operating expenses	11,185	9,859	1,326	13.4%	5.8%

Same store operating expenses (2)	$193,494	$187,924	$5,570	3.0%	100.0%

2019 vs. 2018

Same Store Operating Expenses for 71,830 Same Store Apartment Units

$ in thousands

	Actual 2019	Actual 2018	$ Change (1)	% Change	% of Actual 2019 Operating Expenses

Real estate taxes	$315,033	$301,969	$13,064	4.3%	42.9%
On-site payroll	157,120	155,901	1,219	0.8%	21.4%
Utilities	98,015	94,949	3,066	3.2%	13.4%
Repairs and maintenance	92,361	90,050	2,311	2.6%	12.6%
Insurance	20,869	18,973	1,896	10.0%	2.8%
Leasing and advertising	9,774	9,883	(109)	(1.1%)	1.3%
Other on-site operating expenses	41,381	36,891	4,490	12.2%	5.6%
		—
Same store operating expenses (2)	$734,553	$708,616	$25,937	3.7%	100.0%

(1)	Both quarter over quarter and year over year changes (unless otherwise noted) are due primarily to:

Real estate taxes – Increase above expectations due primarily to fewer recoveries from appeals activity.

On-site payroll – Year over year increase below expectations.  Payroll pressures continue but were offset by lower than expected employee benefit- related costs.

Utilities – Quarter over quarter growth slightly higher than expected but generally in line with expectations for the year.

Insurance – Increase due to higher premiums on property insurance renewal as a result of challenging conditions in the insurance market.

Other on-site operating expenses – Increase primarily driven by higher ground lease costs due to a contractual revaluation at one property along with higher association fees.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions.

4th Quarter 2019 Earnings Release	16

Equity Residential

Debt Summary as of December 31, 2019

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)

Secured	$1,941,610	21.5%	3.84%	6.5
Unsecured	7,095,346	78.5%	4.07%	9.2

Total	$9,036,956	100.0%	4.02%	8.6
Fixed Rate Debt:
Secured – Conventional	$1,574,699	17.4%	4.28%	4.3
Unsecured – Public	6,077,513	67.3%	4.24%	10.8

Fixed Rate Debt	7,652,212	84.7%	4.25%	9.5

Floating Rate Debt:
Secured – Conventional	7,050	0.1%	3.28%	2.5
Secured – Tax Exempt	359,861	4.0%	1.94%	16.0
Unsecured – Public	—	—	3.34%	—
Unsecured – Revolving Credit Facility	20,000	0.2%	3.12%	4.8
Unsecured – Commercial Paper Program (2)	997,833	11.0%	2.42%	—

Floating Rate Debt	1,384,744	15.3%	2.49%	4.3

Total	$9,036,956	100.0%	4.02%	8.6

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)

At December 31, 2019, the weighted average maturity of commercial paper outstanding was 40 days.  The weighted average amount outstanding for the year ended December 31, 2019 was approximately $434.4 million.

Note: The Company capitalized interest of approximately $6.9 million and $6.3 million during the years ended December 31, 2019 and 2018, respectively.  The Company capitalized interest of approximately $2.1 million and $1.8 million during the quarters ended December 31, 2019 and 2018, respectively.

4th Quarter 2019 Earnings Release	17

Equity Residential

Debt Maturity Schedule as of December 31, 2019

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)

2020	$27,542	$1,000,000	(2)	$1,027,542	11.3%	4.56%	2.07%
2021	926,404	—		926,404	10.1%	4.64%	4.64%
2022	264,185	7,650		271,835	3.0%	3.25%	3.23%
2023	1,325,588	3,500		1,329,088	14.5%	3.74%	3.73%
2024	—	26,100	(3)	26,100	0.3%	N/A	2.37%
2025	450,000	8,200		458,200	5.0%	3.38%	3.34%
2026	592,025	9,000		601,025	6.6%	3.58%	3.56%
2027	400,000	9,800		409,800	4.5%	3.25%	3.21%
2028	900,000	42,380		942,380	10.3%	3.79%	3.70%
2029	888,120	11,500		899,620	9.9%	3.30%	3.28%
2030+	1,950,850	288,135		2,238,985	24.5%	3.81%	3.53%
Subtotal	7,724,714	1,406,265		9,130,979	100.0%	3.75%	3.47%
Deferred Financing Costs and Unamortized (Discount)	(72,502)	(21,521)		(94,023)	N/A	N/A	N/A

Total	$7,652,212	$1,384,744		$9,036,956	100.0%	3.75%	3.47%

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)	Represents principal outstanding on the Company’s commercial paper program.
(3)	Includes $20.0 million in principal outstanding on the Company’s revolving credit facility.

4th Quarter 2019 Earnings Release	18

Equity Residential

Selected Unsecured Public Debt Covenants

	December 31,	September 30,
	2019	2019
Debt to Adjusted Total Assets (not to exceed 60%)	33.8%	33.9%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	8.2%	8.3%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	5.07	4.75

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	386.1%	385.3%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities.  Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	December 31,	September 30,
	2019	2019
Total debt to Normalized EBITDAre	5.18x	5.22x

Net debt to Normalized EBITDAre	5.14x	5.20x

Unencumbered NOI as a % of total NOI	87.1%	86.9%

Note: See Normalized EBITDAre Reconciliations for detail.

4th Quarter 2019 Earnings Release	19

Equity Residential

Capital Structure as of December 31, 2019

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$1,941,610	21.5%
Unsecured Debt			7,095,346	78.5%

Total Debt			9,036,956	100.0%	22.4%

Common Shares (includes Restricted Shares)	371,670,884	96.4%
Units (includes OP Units and Restricted Units)	13,731,315	3.6%

Total Shares and Units	385,402,199	100.0%
Common Share Price at December 31, 2019	$80.92
			31,186,746	99.9%
Perpetual Preferred Equity (see below)			37,280	0.1%

Total Equity			31,224,026	100.0%	77.6%

Total Market Capitalization			$40,260,982		100.0%

Perpetual Preferred Equity as of December 31, 2019

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

4th Quarter 2019 Earnings Release	20

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	2019	2018	Q4 2019	Q4 2018

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	370,460,884	368,052,312	371,155,240	368,444,736
Shares issuable from assumed conversion/vesting of:
- OP Units	12,907,453	12,868,188	12,883,309	12,860,819
- long-term compensation shares/units	2,965,118	2,774,227	3,104,719	2,990,518

Total Common Shares and Units - diluted	386,333,455	383,694,727	387,143,268	384,296,073

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	370,460,884	368,052,312	371,155,240	368,444,736
OP Units - basic	12,907,453	12,868,188	12,883,309	12,860,819

Total Common Shares and OP Units - basic	383,368,337	380,920,500	384,038,549	381,305,555
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	2,965,118	2,774,227	3,104,719	2,990,518

Total Common Shares and Units - diluted	386,333,455	383,694,727	387,143,268	384,296,073

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	371,670,884	369,405,161
Units (includes OP Units and Restricted Units)	13,731,315	13,904,035

Total Shares and Units	385,402,199	383,309,196

4th Quarter 2019 Earnings Release	21

Equity Residential Development and Lease-Up Projects as of December 31, 2019 (Amounts in thousands except for project and apartment unit amounts)

			Total	Total	Total Book
		No. of	Budgeted	Book	Value Not			Estimated/Actual
		Apartment	Capital	Value	Placed in	Total	Percentage	Initial	Completion	Stabilization	Percentage	Percentage
Projects	Location	Units	Cost	to Date	Service	Debt	Completed	Occupancy	Date	Date	Leased	Occupied

Projects Under Development - Wholly Owned:
Alcott Apartments (fka West End Tower)	Boston, MA	470	$409,749	$139,310	$139,310	$—	32%	Q2 2021	Q3 2021	Q1 2023	—	—
4885 Edgemoor Lane (A)	Bethesda, MD	154	75,271	10,865	10,865	—	4%	Q3 2021	Q3 2021	Q3 2022	—	—

Projects Under Development - Wholly Owned		624	485,020	150,175	150,175	—

Projects Under Development - Partially Owned:
Aero Apartments (B)	Alameda, CA	200	117,794	31,455	31,455	7,050	11%	Q4 2020	Q2 2021	Q2 2022	—	—

Projects Under Development - Partially Owned		200	117,794	31,455	31,455	7,050

Projects Under Development		824	602,814	181,630	181,630	7,050

Completed Not Stabilized (C):
Lofts at Kendall Square II (fka 249 Third Street)	Cambridge, MA	84	51,447	47,259	—	—		Q3 2019	Q3 2019	Q2 2020	81%	79%
Chloe on Madison (fka 1401 E. Madison)	Seattle, WA	137	65,341	62,995	—	—		Q3 2019	Q3 2019	Q2 2020	81%	75%

Projects Completed Not Stabilized		221	116,788	110,254	—	—

Completed and Stabilized During the Quarter:
100K Apartments	Washington, DC	222	85,273	85,262	—	—		Q3 2018	Q4 2018	Q4 2019	96%	96%

Projects Completed and Stabilized During the Quarter		222	85,273	85,262	—	—

Total Development Projects		1,267	$804,875	$377,146	$181,630	$7,050

Land Held for Development		N/A	N/A	$96,688	$96,688	$—

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS							Total Budgeted Capital Cost	Q4 2019 NOI
Projects Under Development							$602,814	$—
Completed Not Stabilized							116,788	838
Completed and Stabilized During the Quarter							85,273	1,097
Total Development NOI Contribution							$804,875	$1,935

(A)	4885 Edgemoor Lane – The land under this project is subject to a long-term ground lease. This project is adjacent to an existing apartment property owned by the Company.

(B)

Aero Apartments – This development project is owned 90% by the Company and 10% by a third party partner in a joint venture consolidated by the Company.  Construction is being partially funded with a construction loan that is non-recourse to the Company.  The joint venture partner has funded $4.6 million for its allocated share of the project equity and serves as the developer of the project.

(C)

Properties included here are substantially complete.  However, they may still require additional exterior and interior work for all apartment units to be available for leasing.  Both of these properties are wholly owned by the Company.

4th Quarter 2019 Earnings Release	22

Equity Residential Capital Expenditures to Real Estate For the Year Ended December 31, 2019 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties	Non-Same Store Properties/Other	Total	Same Store Avg. Per Apartment Unit

Total Apartment Units	71,830	8,132	79,962

Building Improvements	$91,256	$7,469	$98,725	$1,270

Renovation Expenditures (1)	37,466	2,607	40,073	522

Replacements	37,063	2,562	39,625	516

Capital Expenditures to Real Estate (2)	$165,785	$12,638	$178,423	$2,308

(1)	Renovation Expenditures on 2,415 same store apartment units for the year ended December 31, 2019 approximated $15,515 per apartment unit renovated.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

4th Quarter 2019 Earnings Release	23

Equity Residential Normalized EBITDAre Reconciliations (Amounts in thousands)

	Trailing Twelve Months		2019				2018
	December 31, 2019	September 30, 2019	Q4	Q3	Q2	Q1	Q4
Net income	$1,009,708	$830,790	$301,306	$277,846	$321,299	$109,257	$122,388
Interest expense incurred, net	390,076	381,682	100,300	85,936	108,902	94,938	91,906
Amortization of deferred financing costs	11,670	10,920	3,006	2,881	3,647	2,136	2,256
Amortization of above/below market lease intangibles	4,392	4,392	1,098	1,098	1,098	1,098	1,098
Depreciation	831,083	818,057	214,882	211,478	200,508	204,215	201,856
Income and other tax expense (benefit)	(2,281)	860	(3,030)	265	246	238	111

EBITDA	2,244,648	2,046,701	617,562	579,504	635,700	411,882	419,615

Net (gain) loss on sales of real estate properties	(447,637)	(269,376)	(178,237)	(130,565)	(138,856)	21	24
Net (gain) loss on sales of unconsolidated entities - operating assets	(69,522)	(69,522)	—	—	(69,522)	—	—

EBITDAre	1,727,489	1,707,803	439,325	448,939	427,322	411,903	419,639

Write-off of pursuit costs (other expenses)	5,529	5,423	1,431	1,111	1,539	1,448	1,325
(Income) loss from investments in unconsolidated entities - operations	3,577	3,290	961	1,152	757	707	674
Net (gain) loss on sales of land parcels	(2,044)	(2,069)	33	(1,899)	(177)	(1)	8
Insurance/litigation settlement or reserve income (interest and other income)	(384)	(383)	(1)	—	(383)	—	—
Insurance/litigation/environmental settlement or reserve expense (other expenses)	7,198	1,743	5,229	18	1,701	250	(226)
Advocacy contributions (other expenses)	270	876	65	5	200	—	671
Data analytics project (other expenses)	4,199	4,581	—	1,416	1,408	1,375	382
Other	391	549	(158)	682	(83)	(50)	—

Normalized EBITDAre	$1,746,225	$1,721,813	$446,885	$451,424	$432,284	$415,632	$422,473

Balance Sheet Items:	December 31, 2019	September 30, 2019

Total debt	$9,036,956	$8,991,936
Cash and cash equivalents	(45,753)	(28,777)
Mortgage principal reserves/sinking funds	(9,689)	(8,758)
Net debt	$8,981,514	$8,954,401

Note:

EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

4th Quarter 2019 Earnings Release	24

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Year Ended December 31,			Quarter Ended December 31,
	2019	2018	Variance	2019	2018	Variance

Impairment – non-operating assets	$—	$—	$—	$—	$—	$—

Write-off of pursuit costs (other expenses)	5,529	4,450	1,079	1,431	1,325	106

Prepayment premiums/penalties (interest expense)	13,647	22,110	(8,463)	10,266	—	10,266
Write-off of unamortized deferred financing costs (interest expense)	3,148	2,957	191	875	193	682
Write-off of unamortized (premiums)/discounts/OCI (interest expense)	7,196	16,268	(9,072)	1,043	—	1,043
Debt extinguishment and preferred share redemption (gains) losses	23,991	41,335	(17,344)	12,184	193	11,991

Net (gain) loss on sales of land parcels	(2,044)	(987)	(1,057)	33	8	25
(Income) loss from investments in unconsolidated entities ─ non-operating assets	1,104	826	278	227	86	141
Non-operating asset (gains) losses	(940)	(161)	(779)	260	94	166

Insurance/litigation settlement or reserve income (interest and other income)	(384)	(13,286)	12,902	(1)	—	(1)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	7,198	6,862	336	5,229	(226)	5,455
Advocacy contributions (other expenses)	270	4,406	(4,136)	65	671	(606)
Data analytics project (other expenses)	4,199	510	3,689	—	382	(382)
Other	(2,853)	(273)	(2,580)	(3,402)	—	(3,402)
Other miscellaneous items	8,430	(1,781)	10,211	1,891	827	1,064

Adjustments from FFO to Normalized FFO	$37,010	$43,843	$(6,833)	$15,766	$2,439	$13,327

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

4th Quarter 2019 Earnings Release	25

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking.  All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q1 2020	Full Year 2020

2020 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.84 to $0.88	$3.59 to $3.69

2020 Same Store Assumptions

Physical Occupancy		96.4%
Revenue change		2.3% to 3.3%
Expense change		3.0% to 4.0%
NOI change (1)		1.5% to 3.5%

2020 Transaction Assumptions

Consolidated rental acquisitions		$1.25B
Consolidated rental dispositions		$1.0B
Transaction Accretion (Dilution)		(25 basis points)

2020 Debt Assumptions

Weighted average debt outstanding		$8.8B to $9.0B
Interest expense, net (on a Normalized FFO basis)		$340.0M to $348.0M
Capitalized interest		$12.0M to $14.0M

2020 Capital Expenditures to Real Estate Assumptions for Same Store Properties (2)

Capital Expenditures to Real Estate for Same Store Properties		$195.0M
Capital Expenditures to Real Estate per Same Store Apartment Unit		$2,600

2020 Other Guidance Assumptions

Property management expense (3)		$100.0M to $102.0M
General and administrative expense		$50.0M to $52.0M
Interest and other income		$1.5M to $2.0M
Income and other tax expense		$0.7M to $1.2M
Debt offerings		$600.0M to $1.0B
Equity ATM share offerings		No amounts budgeted
Weighted average Common Shares and Units - Diluted		387.8M

(1)	Approximately 25 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.
(2)

During 2020, the Company expects to spend approximately $50.0 million for apartment unit Renovation Expenditures on approximately 2,500 same store apartment units at an average cost of approximately $20,000 per apartment unit renovated and approximately $10.0M on smart home technology upgrades on approximately 10,000 same store apartment units at an average cost of approximately $1,000 per apartment unit, both of which are included in the Capital Expenditures to Real Estate assumptions noted above.

(3)	Includes approximately $1.5 million of additional expenses for the various Operating Initiatives.

4th Quarter 2019 Earnings Release	26

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business.  The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable.  These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities.  Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset.  The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.0 billion under its commercial paper program subject to market conditions.  The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures November 1, 2024.  The interest rate on advances under the facility will generally be LIBOR plus a spread (currently 0.775%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%).  Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating.  In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.0 billion commercial paper program along with certain other obligations.  The following table presents the availability on the Company’s unsecured revolving credit facility:

December 31, 2019
Unsecured revolving credit facility commitment	$2,500,000

Commercial paper balance outstanding	(1,000,000)

Unsecured revolving credit facility balance outstanding	(20,000)

Other restricted amounts	(100,929)

Unsecured revolving credit facility availability	$1,379,071

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios.  These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit.  The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt.  These covenants generally reflect our most restrictive financial covenants.  The Company was in compliance with its unsecured debt covenants for all periods presented.

4th Quarter 2019 Earnings Release	27

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset.  The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset.  The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP.  Expected EPS is calculated on a basis consistent with actual EPS.  Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items.  Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations.  The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation.  The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property.  The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

	Year Ended December 31, 2019	Quarter Ended December 31, 2019

Net Gain (Loss) on Sales of Real Estate Properties	$447,637	$178,237
Accumulated Depreciation Gain	(248,145)	(109,972)

Economic Gain (Loss)	$199,492	$68,265

4th Quarter 2019 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO") – Normalized FFO begins with FFO and excludes:

•	the impact of any expenses relating to non-operating asset impairment;
•	pursuit cost write-offs;
•	gains and losses from early debt extinguishment and preferred share redemptions;
•	gains and losses from non-operating assets; and
•	other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP.  Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity.  The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP.  The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership".  Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations and Normalized FFO Guidance and Assumptions.  The expected guidance/projections provided below are based on current expectations and are forward-looking.

4th Quarter 2019 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

			Actual	Actual	Expected	Expected
	Actual 2019	Actual 2018	Q4 2019	Q4 2018	Q1 2020	2020
	Per Share	Per Share	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$2.60	$1.77	$0.77	$0.31	$0.98 to $1.02	$2.64 to $2.74
Depreciation expense	2.13	2.04	0.55	0.53	0.54	2.09
Net (gain) loss on sales	(1.34)	(0.67)	(0.46)	—	(0.69)	(1.16)
Impairment – operating assets	—	—	—	—	—	—

FFO per share – Diluted	3.39	3.14	0.86	0.84	0.83 to 0.87	3.57 to 3.67

Impairment – non-operating assets	—	—	—	—	—	—
Write-off of pursuit costs	0.02	0.01	0.01	—	0.01	0.01
Debt extinguishment and preferred share redemption (gains) losses	0.06	0.11	0.03	—	—	—
Non-operating asset (gains) losses	—	—	—	—	—	—
Other miscellaneous items	0.02	(0.01)	0.01	—	—	0.01

Normalized FFO per share – Diluted	$3.49	$3.25	$0.91	$0.84	$0.84 to $0.88	$3.59 to $3.69

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties.  NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance).  The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties.  NOI does not include an allocation of property management expenses either in the current or comparable periods.  Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results (see Same Store Results):

	Year Ended December 31,		Quarter Ended December 31,
	2019	2018	2019	2018
Operating income	$1,356,544	$1,115,370	$408,952	$219,282
Adjustments:
Fee and asset management revenue	(384)	(753)	(24)	(190)
Property management	95,344	92,485	22,639	23,310
General and administrative	52,757	53,813	11,630	12,393
Depreciation	831,083	785,725	214,882	201,856
Net (gain) loss on sales of real estate properties	(447,637)	(256,810)	(178,237)	24
Impairment	—	702	—	—
Total NOI	$1,887,707	$1,790,532	$479,842	$456,675
Rental income:
Same store	$2,453,259	$2,377,066	$652,391	$632,463
Non-same store/other	247,432	200,615	31,504	20,090
Total rental income	2,700,691	2,577,681	683,895	652,553
Operating expenses:
Same store	734,553	708,616	193,494	187,924
Non-same store/other	78,431	78,533	10,559	7,954
Total operating expenses	812,984	787,149	204,053	195,878
NOI:
Same store	1,718,706	1,668,450	458,897	444,539
Non-same store/other	169,001	122,082	20,945	12,136
Total NOI	$1,887,707	$1,790,532	$479,842	$456,675

4th Quarter 2019 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

New Lease Change – The change in rent for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term and without concessions or discounts being applied.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2018 and 2019, plus any properties in lease-up and not stabilized as of January 1, 2018.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Renewal Rate Achieved – The change in rent for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Same Store Operating Expenses:

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants, and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2018, less properties subsequently sold.  Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

% of Stabilized Budgeted NOI – Represents budgeted 2020 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP.

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt.  The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade.  However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total residential move-outs (including inter-property and intra-property transfers) divided by total residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

4th Quarter 2019 Earnings Release	31

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The calculation of the Unlevered IRR does not include an adjustment for the Company’s property management expense, general and administrative expense or interest expense (including loan assumption costs and other loan-related costs).  Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance.  Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead.  The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties.  The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of December 31, 2019.  In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the year ended December 31, 2019 weighted by its average principal balance for the same period.  Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments.  In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

4th Quarter 2019 Earnings Release	32